Exhibit 99

FOR IMMEDIATE RELEASE

OurPet’s Company Reports Record 2010 Fourth Quarter

and Record 2010 Full-Year Results

FAIRPORT HARBOR, Ohio – March 16, 2011—OurPet’s Company (OTC BB: OPCO) (www.ourpets.com), a leading proprietary pet supply company today reported record financial results for the fourth quarter and for the year ended December 31, 2010. These results include those of Cosmic Pet Products (“Cosmic Pet”) which sold certain inventory, equipment and product rights to OurPet’s effective July 29, 2010.

Dr. Steven Tsengas, President and CEO, remarked, “We are pleased with the record fourth quarter net revenue and net income which reflect solid organic growth and the full integration of Cosmic Pet. During the quarter we completed the installation of an enterprise resource planning (“ERP”) system at Cosmic Pet, enhanced its operations, and significantly improved customer service and on-time delivery. We ended 2010 with sales momentum and were better positioned to meet the increased demand for our products.”

Since the Cosmic Pet transaction in late-July 2010, OurPet’s has upgraded and expanded its line of branded catnip toys and accessory products. These exciting products, along with the expanded Go!CatGo!™ opening price point cat toys and Play-N-Squeak® upscale cat toys are being featured this week at the Global Pet Exposition in Orlando, Florida. It is one of the largest and most heavily attended pet expositions in the world. The Company is introducing more than 150 new products at this exposition, highlighted by the re-launch of the new and highly improved SmartScoop® automatic cat litter box.

2010 Fourth Quarter Results

Net revenue increased 25% to a record $4,690,500 for the 2010 fourth quarter, from $3,741,050 for the same period in 2009. The sales comparison particularly benefited from higher sales of Play-N-Squeak cat toy products, Durapet® stainless steel bonded rubber bowls and Cosmic Pet products.

Gross profit increased 11% to $1,244,738 for the 2010 fourth quarter from $1,120,524 a year ago. Gross profit margin declined to 26.5% for the 2010 fourth quarter from 30.0% for the same period last year. This was primarily due to higher manufacturing costs, Cosmic Pet transition costs, installation activities related to implementation of the new ERP system and operational improvements, including infrastructure and personnel, to prepare OurPet’s to meet expected future customer demands.

The final phase of the Company’s ERP system is scheduled to be installed during April 2011. This important milestone is expected to result in improved supply chain management with the recent addition of highly skilled personnel, better inventory controls, improved customer service and overall operational efficiencies throughout the Company.

Income from operations doubled to $455,329 for the 2010 fourth quarter from $225,730 for the same period last year. Included in the 2010 fourth quarter income from operations is a one-time gain of $240,623 resulting from an independent third party valuation of certain Cosmic Pet tangible assets.

The Company updated its estimate of tax loss carryforwards including utilization and recognized a deferred tax benefit of $5,451 during the 2010 fourth quarter resulting in net income tax expense of $16,068. The Company recognized a net tax benefit of $137,604 for the 2009 fourth quarter, primarily from the recognition of a deferred tax asset.

Net income increased 24% to $396,533 for the 2010 fourth quarter from $319,136 for the same period in 2009. Fully diluted earnings per share were 2 cents for both periods despite an 18% increase in the weighted average number of fully diluted common and equivalent shares outstanding compared to a year ago. This increase was principally due to the higher common stock price for the quarter ended December 31, 2010.

Bank Financing

The Company recently increased its Line of Credit to support working capital needs resulting from its current and anticipated growth. During the 2010 fourth quarter the Company’s Line of Credit was increased by $300,000. Subsequent to December 31, 2010, it was increased further by $450,000 to a total of $3,250,000.

2010 Twelve Month Results

Net revenue increased 20% to a record $17,091,741 for the year ended December 31, 2010, from $14,251,786 for the same period a year ago.

Gross Profit increased 12% to $4,799,482 for the twelve month ended December 31, 2010 from $4,280,090 for the prior year. Gross profit margin was 28.1% for the year ended December 31, 2010 compared to 30.0% for the year 2009. This decrease was primarily due to costs related to the integration of the Cosmic Pet operations as well as higher than anticipated warehouse freight, labor and overhead costs.

Income from operations increased 54% to $1,222,250 for the year 2010 from $791,522 for the prior year. The 2010 results include a one-time gain of $240,623 from the increased valuation of certain Cosmic Pet intangible assets.

The Company recognized $99,555 of income tax expense for the year 2010 due to updated estimates of its tax liabilities and loss carryforwards utilization compared to a net tax benefit of $124,994 recognized for the same period a year ago.

Net income increased 27% to $986,534 for the year ended December 31, 2010 compared to $775,767 for the same period last year. Fully diluted earnings per share were 5 cents for both periods despite a 23% increase in the weighted average number of common and equivalent shares outstanding at December 31, 2010 compared to the same date in 2009. This increase was principally due to the higher price of the common stock price during the year, as well as the issuance of convertible preferred stock during the 2010 first quarter.

Stockholders’ equity was $5,033,248 at December 31, 2010, an increase of 69% compared to $2,975,773 on the same date in 2009.

Looking to the Future

Dr. Tsengas commented, “We are optimistic for 2011 and beyond. With the SmartScoop litigation behind us, the integration of Cosmic Pet completed, and a pipeline full of new, exciting products we are committed to fully pursuing our growth formula, including product innovation, leading brand development, aggressive marketing and sales and strategic acquisitions/key partnerships in order to achieve superior revenue and profit results for our shareholders.”

About OurPet’s Company

OurPet’s designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about the Company and its products. The Company’s Websites include: www.smartscoop.com, www.ecopurenaturals.com, www.playnsqueak.com, and www.flappydogtoys.com, www.clipnosis.com, www.hideperchandgo.com

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign rates; rising costs for raw materials and the unavailability of sources of supply; the timing of orders booked; and the other risks that are described from time to time in OurPet’s SEC reports.

CONTACT:	INVESTOR RELATIONS:
OurPet’s Company	Robert A. Lentz and Associates, Inc.
Dr. Steven Tsengas, CEO	Robert Lentz
(440) 354-6500 (Ext. 111)	(614) 876-2000

OURPET’S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

	For the Years Ended		For the Quarter Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net revenue	$17,091,741	$14,251,786	$4,690,500	$3,741,050
Cost of goods sold	12,292,259	9,971,696	3,445,762	2,620,526

Gross profit on sales	4,799,482	4,280,090	1,244,738	1,120,524

Selling, general and administrative expenses	3,704,994	3,114,960	1,025,182	830,522
Litigation expense	112,861	373,608	4,850	64,272
Gain on Asset Purchase	240,623	—	240,623	—

Income (loss) from operations	1,222,250	791,522	455,329	225,730
Other income and (expense), net	1	38,153	(3)	(74)
Interest expense	136,162	178,902	42,725	44,124

Income before taxes	1,086,089	650,773	412,601	181,532

Income Tax (expense) benefit	(99,555)	124,994	(16,068)	137,604

Net Income	$986,534	$775,767	$396,533	$319,136

Basic and Diluted Net Income (Loss) Per Common Share After Dividend Requirements For Preferred Stock	$0.05	$0.05	$0.02	$0.02

Weighted average number of common and equivalent shares outstanding used to calculate basic and diluted earnings per share	19,102,046	15,523,288	19,865,247	16,897,046

OURPET’S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
ASSETS
Cash and equivalents	$78,673	$84,555
Receivables, net	2,657,865	1,881,179
Inventories	5,576,129	2,984,035
Prepaid expenses	210,340	93,130
Deferred Tax Asset net	55,116	125,370

Total current assets	8,578,123	5,168,269
Property and equipment, net	2,260,873	1,954,805
Intangible Assets	461,000	—
Other assets	536,075	475,668

Total assets	$11,836,071	$7,598,742

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable	$2,628,000	$949,000
Current maturities of long-term debt	946,216	956,589
Accounts payable	1,926,499	1,046,101
Accrued expenses	504,504	417,199

Total current liabilities	6,005,219	3,368,889
Long-term debt	797,604	1,254,080
Stockholders’ Equity	5,033,248	2,975,773

Total liabilities and stockholders’ equity	$11,836,071	$7,598,742